Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: May 5, 2022

Boise Cascade Company Reports First Quarter 2022 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $302.6 million, or $7.61 per share, on sales of $2.3 billion for the first quarter ended March 31, 2022, compared with net income of $149.2 million, or $3.76 per share, on sales of $1.8 billion for the first quarter ended March 31, 2021.

    “Both businesses delivered tremendous financial results in the first quarter. I am very thankful for our associates and their continued focus on providing exceptional service to our customer and supplier partners,” commented Nate Jorgensen, CEO. “As we move into second quarter, we continue to experience steady demand across product lines and strong pricing on engineered wood and general line products. Our team has also done a great job of mitigating exposure to commodity price declines experienced early in the quarter. With the strength of our balance sheet we are intent on deploying capital to create shareholder value, including execution of our growth strategies.”
First Quarter 2022 Highlights

	1Q 2022	1Q 2021	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$2,326,282	$1,821,316	28%
Net income	302,600	149,156	103%
Net income per common share - diluted	7.61	3.76	102%
Adjusted EBITDA [1]	426,132	224,935	89%
Segment Results
Wood Products sales	$558,944	$432,335	29%
Wood Products income	190,116	97,052	96%
Wood Products EBITDA [1]	203,756	110,398	85%
Building Materials Distribution sales	2,111,833	1,634,777	29%
Building Materials Distribution income	225,892	120,219	88%
Building Materials Distribution EBITDA [1]	232,468	126,038	84%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

    In the first quarter 2022, total U.S. housing starts increased 10% compared to the same period in 2021. Single-family housing starts, the key demand driver for our sales, also increased 4%.

Wood Products

    Wood Products' sales, including sales to Building Materials Distribution (BMD), increased $126.6 million, or 29%, to $558.9 million for the three months ended March 31, 2022, from $432.3 million for the three months ended March 31, 2021. The increase in sales was driven primarily by higher net sales prices for I-joists and LVL (collectively referred to as EWP) and plywood, as well as higher sales volumes for plywood and LVL. These increases were offset partially by lower sales volumes for I-joists.

    Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2022 vs. 1Q 2021	1Q 2022 vs. 4Q 2021

Average Net Selling Prices
LVL	39%	2%
I-joists	42%	3%
Plywood	24%	72%
Sales Volumes
LVL	6%	3%
I-joists	(9)%	(2)%
Plywood	4%	4%

    Wood Products' segment income increased $93.1 million to $190.1 million for the three months ended March 31, 2022, from $97.1 million for the three months ended March 31, 2021. The increase in segment income was due primarily to higher EWP and plywood sales prices. These improvements were offset partially by higher wood fiber costs and other manufacturing costs.

Building Materials Distribution

    BMD's sales increased $477.1 million, or 29%, to $2,111.8 million for the three months ended March 31, 2022, from $1,634.8 million for the three months ended March 31, 2021. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price increases of 29%, as sales volumes were flat. By product line, commodity sales increased 22%, general line product sales increased 30%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 54%.

    BMD segment income increased $105.7 million to $225.9 million for the three months ended March 31, 2022, from $120.2 million in the comparative prior year quarter. The improvement in segment income was driven by a gross margin increase of $133.6 million, resulting from improved gross margins across substantially all product lines compared with first quarter 2021. The margin improvement was offset partially by increased selling and distribution expenses of $25.5 million.

Balance Sheet and Liquidity

    Boise Cascade ended first quarter 2022 with $922.7 million of cash and cash equivalents and $346.0 million of undrawn committed bank line availability, for total available liquidity of $1,268.7 million. The Company had $444.8 million of outstanding debt at March 31, 2022.

    We expect capital expenditures in 2022 to total approximately $110 million to $130 million. Our 2022 capital expenditures range includes funding to complete our BMD organic expansions in Ohio, Kentucky, and Minnesota, and a new dryer at our Chester, South Carolina, veneer and plywood plant. This level of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On May 5, 2022, our board of directors declared a quarterly dividend of $0.12 per share on our common stock, as well as a supplemental dividend of $2.50 per share on our common stock, both payable on June 15, 2022, to stockholders of record on June 1, 2022.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, material cash requirements, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    Demand for the products we manufacture, as well as the products we purchase and distribute, is correlated with new residential construction, residential repair-and-remodeling activity and light commercial construction. Current demographics in the United States (U.S.), as well as continuation of work-from-home practices by many in the economy, continue to create a favorable demand environment for new residential construction. We expect demand to remain strong during 2022, with April 2022 Blue Chip Economic Indicators consensus forecasts for 2022 single- and multi-family housing starts in the U.S of 1.65 million units compared with actual housing starts of 1.60 million in 2021, as reported by the U.S. Census Bureau. In addition, limited new and existing home inventory availability and the age of the U.S. housing stock will continue to provide a favorable backdrop for residential construction and repair-and-remodel spending. Although we believe that current U.S. demographics support the forecasted level of housing starts, and many national home builders are reporting strong near-term backlogs, labor shortages and supply induced constraints on residential construction activity may continue to extend build times and limit activity. In addition, the pace of residential construction and repair-and-remodeling activity may be affected by the economic impact of the cost of building materials and construction, housing affordability, increasing mortgage interest rates, wage growth, prospective home buyers' access to financing, and consumer confidence, as well as other factors.

    As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Our first quarter 2022 financial results were favorably impacted by higher commodity wood products pricing compared to pricing in the same period last year, as well as rising prices for EWP and general line products. Current composite panel and lumber prices have declined by approximately 24% and 15% from levels at the end of first quarter 2022. We expect future commodity product pricing and commodity input costs to be volatile in response to capacity restoration and industry operating rates, transportation constraints or disruptions, net import and export activity, inventory levels in various distribution channels, and seasonal demand patterns. EWP and general line products have historically experienced limited price volatility, and we expect the firm pricing environment to continue during 2022.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Friday, May 6, 2022, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 4607268 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Friday, May 6, 2022, at 2 p.m. Eastern through Friday, May 13, 2022, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 4607268. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our Outlook. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2021
	2022	2021

Sales	$2,326,282	$1,821,316	$1,782,183

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,729,896	1,450,434	1,390,714
Depreciation and amortization	20,543	19,539	20,495
Selling and distribution expenses	146,651	120,917	124,897
General and administrative expenses	26,052	25,262	18,976
Other (income) expense, net	(2,488)	(97)	(280)
	1,920,654	1,616,055	1,554,802

Income from operations	405,628	205,261	227,381

Foreign currency exchange gain	132	154	42
Pension expense (excluding service costs)	(171)	(19)	(19)
Interest expense	(6,254)	(5,875)	(6,305)
Interest income	65	59	22
Change in fair value of interest rate swaps	2,066	1,024	687
	(4,162)	(4,657)	(5,573)

Income before income taxes	401,466	200,604	221,808
Income tax provision	(98,866)	(51,448)	(52,733)
Net income	$302,600	$149,156	$169,075

Weighted average common shares outstanding:
Basic	39,474	39,355	39,442
Diluted	39,768	39,630	39,735

Net income per common share:
Basic	$7.67	$3.79	$4.29
Diluted	$7.61	$3.76	$4.26

Dividends declared per common share	$0.12	$0.10	$3.12

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2021
	2022	2021

Segment sales	$558,944	$432,335	$446,584

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	343,709	308,608	322,215
Depreciation and amortization	13,640	13,346	13,861
Selling and distribution expenses	9,230	8,999	8,783
General and administrative expenses	4,646	4,319	3,414
Other (income) expense, net	(2,397)	11	(55)
	368,828	335,283	348,218

Segment income	$190,116	$97,052	$98,366

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	61.5%	71.4%	72.2%
Depreciation and amortization	2.4%	3.1%	3.1%
Selling and distribution expenses	1.7%	2.1%	2.0%
General and administrative expenses	0.8%	1.0%	0.8%
Other (income) expense, net	(0.4%)	—%	—%
	66.0%	77.6%	78.0%

Segment income	34.0%	22.4%	22.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2021
	2022	2021

Segment sales	$2,111,833	$1,634,777	$1,645,513

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,730,803	1,387,351	1,378,206
Depreciation and amortization	6,576	5,819	6,258
Selling and distribution expenses	137,421	111,920	116,114
General and administrative expenses	11,226	9,581	7,230
Other (income) expense, net	(85)	(113)	(258)
	1,885,941	1,514,558	1,507,550

Segment income	$225,892	$120,219	$137,963

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	82.0%	84.9%	83.8%
Depreciation and amortization	0.3%	0.4%	0.4%
Selling and distribution expenses	6.5%	6.8%	7.1%
General and administrative expenses	0.5%	0.6%	0.4%
Other (income) expense, net	—%	—%	—%
	89.3%	92.6%	91.6%

Segment income	10.7%	7.4%	8.4%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2021
	2022	2021
Segment sales
Wood Products	$558,944	$432,335	$446,584
Building Materials Distribution	2,111,833	1,634,777	1,645,513
Intersegment eliminations	(344,495)	(245,796)	(309,914)
Total net sales	$2,326,282	$1,821,316	$1,782,183

Segment income
Wood Products	$190,116	$97,052	$98,366
Building Materials Distribution	225,892	120,219	137,963
Total segment income	416,008	217,271	236,329
Unallocated corporate costs	(10,380)	(12,010)	(8,948)
Income from operations	$405,628	$205,261	$227,381

Segment EBITDA (a)
Wood Products	$203,756	$110,398	$112,227
Building Materials Distribution	232,468	126,038	144,221

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2022	December 31, 2021

ASSETS

Current
Cash and cash equivalents	$922,721	$748,907
Receivables
Trade, less allowances of $3,110 and $2,054	665,136	444,325
Related parties	184	211
Other	14,926	17,692
Inventories	804,668	660,671
Prepaid expenses and other	15,270	14,072
Total current assets	2,422,905	1,885,878

Property and equipment, net	491,395	495,240
Operating lease right-of-use assets	60,007	62,663
Finance lease right-of-use assets	28,409	29,057
Timber deposits	8,954	9,461
Goodwill	60,382	60,382
Intangible assets, net	15,045	15,351
Deferred income taxes	8,822	6,589
Other assets	10,008	8,019
Total assets	$3,105,927	$2,572,640

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2022	December 31, 2021

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$493,732	$334,985
Related parties	1,557	1,498
Accrued liabilities
Compensation and benefits	103,778	128,518
Income taxes payable	93,393	—
Interest payable	4,998	9,886
Other	182,705	165,859
Total current liabilities	880,163	640,746

Debt
Long-term debt	444,836	444,628

Other
Compensation and benefits	28,062	28,365
Operating lease liabilities, net of current portion	52,449	55,263
Finance lease liabilities, net of current portion	31,451	31,898
Deferred income taxes	5,112	3,641
Other long-term liabilities	15,165	15,480
	132,239	134,647

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,815 and 44,698 shares issued, respectively	448	447
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	541,737	543,249
Accumulated other comprehensive loss	(933)	(1,047)
Retained earnings	1,246,346	948,879
Total stockholders' equity	1,648,689	1,352,619
Total liabilities and stockholders' equity	$3,105,927	$2,572,640

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2022	2021
Cash provided by (used for) operations
Net income	$302,600	$149,156
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	20,993	19,950
Stock-based compensation	2,392	2,092
Pension expense	171	19
Deferred income taxes	(729)	(2,244)
Change in fair value of interest rate swaps	(2,066)	(1,024)
Other	(2,412)	4
Decrease (increase) in working capital
Receivables	(218,018)	(161,833)
Inventories	(143,997)	(108,220)
Prepaid expenses and other	(3,227)	(2,444)
Accounts payable and accrued liabilities	147,425	125,064
Pension contributions	(655)	(78)
Income taxes payable	95,352	52,565
Other	1,116	(756)
Net cash provided by operations	198,945	72,251

Cash provided by (used for) investment
Expenditures for property and equipment	(17,448)	(13,301)
Proceeds from sales of assets and other	2,581	136
Net cash used for investment	(14,867)	(13,165)

Cash provided by (used for) financing
Dividends paid on common stock	(5,939)	(4,440)
Tax withholding payments on stock-based awards	(3,930)	(2,729)
Other	(395)	(317)
Net cash used for financing	(10,264)	(7,486)

Net increase in cash and cash equivalents	173,814	51,600

Balance at beginning of the period	748,907	405,382

Balance at end of the period	$922,721	$456,982

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2021 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2022 and 2021, and December 31, 2021:

	Three Months Ended
	March 31		December 31, 2021
	2022	2021
	(in thousands)
Net income	$302,600	$149,156	$169,075
Interest expense	6,254	5,875	6,305
Interest income	(65)	(59)	(22)
Income tax provision	98,866	51,448	52,733
Depreciation and amortization	20,543	19,539	20,495
EBITDA	428,198	225,959	248,586
Change in fair value of interest rate swaps	(2,066)	(1,024)	(687)
Adjusted EBITDA	$426,132	$224,935	$247,899

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended March 31, 2022 and 2021, and December 31, 2021:

	Three Months Ended
	March 31		December 31, 2021
	2022	2021
	(in thousands)
Wood Products
Segment income	$190,116	$97,052	$98,366
Depreciation and amortization	13,640	13,346	13,861
EBITDA	$203,756	$110,398	$112,227

Building Materials Distribution
Segment income	$225,892	$120,219	$137,963
Depreciation and amortization	6,576	5,819	6,258
EBITDA	$232,468	$126,038	$144,221

Corporate
Unallocated corporate costs	$(10,380)	$(12,010)	$(8,948)
Foreign currency exchange gain	132	154	42
Pension expense (excluding service costs)	(171)	(19)	(19)
Change in fair value of interest rate swaps	2,066	1,024	687
Depreciation and amortization	327	374	376
EBITDA	(8,026)	(10,477)	(7,862)
Change in fair value of interest rate swaps	(2,066)	(1,024)	(687)
Corporate adjusted EBITDA	$(10,092)	$(11,501)	$(8,549)

Total Company adjusted EBITDA	$426,132	$224,935	$247,899